Exhibit 10.12

Description of Bonus Plan

For

Michael Dunlap

Director of Merchants and President and Co-Chief Operating Officer of Merchants Bank

Michael Dunlap, President and Co-Chief Operating Officer of Merchants Bank, as part of his compensation therefor, is eligible for an annual cash bonus not to exceed an amount equal to his base salary. This bonus is composed of two parts.

(1)         Target Payout: if Merchants Bank’s pretax income meets its annual target, as established for Mr. Dunlap each year, Mr. Dunlap may receive an amount equal to 50% of his base salary.

(2)         Actual Pretax Income Payout: for each $100,000 above Merchant Bank’s pretax income annual target, Mr. Dunlap may receive an additional $5,000.